Exhibit 99.1

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Chairman Robert Essner Announces June 27 Retirement

— Bernard Poussot to Become Chairman of the Board —

Madison, N.J., April 24, 2008 — Wyeth (NYSE:WYE) today announced that its Chairman, Robert Essner, 60, has decided to retire from the Company effective June 27, 2008. Mr. Essner has held the position of Chairman since January 2003 and served as Wyeth’s Chief Executive Officer from 2001 to 2007. The Company’s Board of Directors has elected Bernard Poussot, Wyeth’s President and Chief Executive Officer, to the additional position of Chairman, effective June 27, 2008.

Today’s announcement is the culmination of a succession plan that began in April 2006 when Mr. Poussot was promoted to President and Vice Chairman. In January 2007, he was named President and Chief Operating Officer and was elected to the Company’s Board of Directors. He became CEO on January 1, 2008.

“We thank Bob for his outstanding contributions in leading our Company,” said John P. Mascotte, Chairman of the Wyeth Board’s Nominating and Governance Committee. “Bob and Bernard have been a great team for many years, and this type of well-planned succession is in the best interests of the Company, its employees and stockholders.”

“Bob successfully led Wyeth’s transformation from a holding company to what is now a world leader in pharmaceuticals that has grown in annual revenue from $14 billion in 2001 to more than $22 billion in 2007,” said Mr. Poussot. “During his tenure, Wyeth became a leader in biotechnology and thanks to his commitment, we now have one of the most extensive Alzheimer’s programs in the health care industry.”

“It has been an honor and privilege to lead Wyeth’s rise to its current position in the top-tier of the pharmaceutical industry,” said Mr. Essner. “Bernard and his management team are now prepared to take the Company to an even higher level of success.”

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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